  Exhibit 10.1
SUPPLY AND DISTRIBUTION AGREEMENT

This Joint Development, Supply and Distribution Agreement (“Agreement”) is entered into as of November 14, 2019 (the “Effective Date”) by and between Ceed2Med, LLC, a Florida limited liability company, located at 121 Commerce Road, Boynton Beach, FL 33426 (“Ceed2Med”), and EXACTUS, INC., a Nevada corporation, located at 80 NE 4th Ave, Delray Beach, FL 33483 (“Exactus”).

WHEREAS, Exactus is a producer of Industrial Hemp Floral Biomass (“Flower”);

WHEREAS, Ceed2Med is in the business of distributing Flower and has substantial experience in selling, marketing and distribution of Flower; and

WHEREAS, Ceed2Med is desirous of purchasing Flower from the Exactus and the Exactus is desirous of selling the Flower to the Ceed2Med; and

WHEREAS, the parties desire to enter into this Supply Agreement to enumerate certain terms and conditions as set forth herein.

NOW THEREFORE, in consideration of the foregoing, the parties agree as follows:

1. Recitals. The Recitals are incorporated herein by reference.

2.
Purchase and fulfillment
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2.1 Pricing. The initial price for Flower to be charged to Ceed2Med shall, at all times during the Term, be as set forth in Exhibit 1 (the “Purchase Price”).

2.2 Ceed2Med shall pay all Purchase Price within 30 days of receipt of the Flower from the Exactus; provided however that for that portion of the Purchase Price which is based upon 50% of the gross sales price invoiced by Ceed2Med upon re-sale, that balance shall be paid to Exactus within 30 days of the date of Ceed2Med’s re-sale as determined by the invoice date on Ceed2Med’s re-sale invoice.

2.3 If any payment to be made hereunder is not made on or before the date such payment is due, the Party which is liable for such payment shall also pay interest on such late payment, from the date such payment was due through the date such payment is made at a rate of interest per annum equal to 18% of the unpaid amount. Any overdue amount or delivery may be set off against any other required delivery or payment under this Agreement.

2.4 Each Party will be responsible for the payment of and will pay any applicable taxes, duties and levies levied on that Party from time to time in relation to this Agreement. Each Party will charge, collect and timely remit all taxes that it is required to collect and remit under Applicable Law in connection with this Agreement.

2.5 Minimum Quantity. Ceed2Med shall purchase a minimum of 10,000 lbs of 2019 Crop harvest of Flower, untrimmed dry industrial hemp flower in 150 lb humidity-controlled totes, FOB at Exactus One World Farms in Cave Junction, OR (“Minimum Order”).

2.6 Forecasts. Ceed2Med may provide Exactus with a non-binding, rolling 12 month forecast or blanket purchase order for the estimated quantities of Flower that Ceed2Med anticipates purchasing (“Forecast”) in order to ensure an uninterrupted supply to meet the demand schedule, attached hereto as Exhibit A (the “Demand Schedule”). Any Forecast provided by Ceed2Med shall be clearly labeled with the word “FORECAST” or any other similar terms that identify the document as a Forecast instead of a firm purchase commitment. Exactus agrees to work with Ceed2Med to meet the Demand Schedule and to accommodate fluctuations in the Forecast. The Forecasts shall represent reasonable estimates for planning purposes only and will not obligate Ceed2Med in any way. However, if at any time Ceed2Med is aware of a change or a short fall in the Forecast or the Demand Schedule, it will immediately notify the Exactus in writing of such deviation, and provide an updated Demand Schedule. The parties acknowledge that any such Forecast shall be considered as a non-binding purchase commitment unless otherwise specified in such Forecast or blanket purchase order. If Ceed2Med requests a quantity of a Flower in excess of the forecasted quantity reflected on the Demand Schedule (“Additional Amounts”), Exactus shall use commercially reasonable efforts to accommodate such request. If such Additional Amounts require additional fees, Exactus shall promptly advise the Ceed2Med of any and all anticipated additional fees (including labor overtime, material expedite fees and/or expedite shipping fees) for Ceed2Med’s consideration and written approval. Upon written approval by Ceed2Med, Exactus shall proceed to accommodate Ceed2Med’s request, and the approved additional fees shall be itemized as a separate line item on the Exactus’ invoice.

2.7 Purchase Orders. Exactus shall deliver Flower in accordance with the quantities, delivery dates, and delivery location specified in written and signed purchase orders delivered by Ceed2Med (“Purchase Orders”). Each Purchase Order will specify: (i) the name and quantity ordered; and (ii) the billing ship-to addresses; (iii) the unit or aggregate price; (iv) the required delivery dates; and (v) any special instructions, requirements, or any other required specifications (the “Specifications”). Exactus shall have no obligation to supply any quantities of Flower other than the Minimum Order, but may in Exactus’s sole discretion supply Flower to Ceed2Med in excess of the Minimum Order. Exactus shall use commercially reasonable efforts to deliver Flower to Ceed2Med based upon the delivery dates set forth in any Purchase Order. Ceed2Med shall have the right to cancel any unshipped portion of a Purchase Order, in whole or in part, at any time until shipment, in which event Ceed2Med shall be liable to Exactus for the actual amount of Exactus’s reasonable costs incurred in contemplation of performance of the canceled portion. No change in the Specifications shall be made by the other party except with prior written approval of the party providing the Specification. Any changes that affect form, fit or function of the Flower will be reflected in updated Purchase Orders. Exactus shall not ship any Flower that have had such changes made until new Purchase Orders have been issued.

2.8 Packing and Shipping: All Flower shall be delivered in bulk, shucked and bucked, untrimmed, in stackable pallet-sized totes, marked and otherwise prepared in accordance with good commercial practices and any specifications noted on the Purchase Order. Upon Ceed2Med’s written request which may be included in the Purchase Order, the Exactus will include a material safety data sheet (MSDS) and/or certificate of analysis with each shipment.

2.9 Risk of Loss: Risk of loss and damage to the Flower shall remain with the Exactus until delivery to Ceed2Med, FOB Ceed2Med’s designated location. The risk of loss shall pass to Ceed2Med upon delivery of the Flower to Ceed2Med at Ceed2Med’s designated location.

2.10 Failure to Purchase Minimum Order. If, without excuse either by law, an express agreement in writing by both parties, or expressly hereunder, Ceed2Med fails to purchase the Minimum Order from the Exactus and Exactus is ready, willing, and able to tender the Flower, then Ceed2Med shall nonetheless be liable for the entire contract amount.

2.11 Failure to Supply. Subject to Paragraph 3, if Exactus shall refuse or be unable, or reasonably anticipates being unable to deliver any part or all of a Purchase Order, Exactus shall verbally notify Ceed2Med of such refusal or inability at the earliest possible time and immediately confirm such notification in writing. Such notification shall not be deemed to operate as a release of Exactus from its obligations under a Purchase Order, Ceed2Med shall have the right to replace, modify and/or cancel any delayed open Purchase Orders free from liability to Exactus. If Exactus is able to supply some but not all of a Purchase Order, then Exactus shall supply such partial quantities, and shall Exactus use commercially reasonable efforts to source the remaining amounts of Flower from third parties to be delivered to Ceed2Med, provided such Flower conforms to the Ceed2Med’s Specifications. If Exactus is unable to provide any replacement Flower then Ceed2Med may, in its sole discretion, may source the supply of Flower from a third party but only to the extent of fulfilling the Purchase Order for which Exactus was unable to meet the Purchase Order requirements. In such event, this Agreement shall remain in full force and effect and the Exactus shall not be liable to the Ceed2Med for any additional costs, damages or fees of any kind in connection with the Ceed2Med seeking an alternative source of supply.

3. Quality Control.

3.1 Raw Materials. Exactus agrees to maintain all documentation/records regarding its procurement of all raw materials (“Materials”) for a period of 5 years. Exactus shall not amend, change or supplement any of the following without Ceed2Med’s prior written consent: (i) the Specifications; (ii) the Materials; or (iii) the process for manufacturing the Flower. Any change in any of the foregoing shall, in each case, comply with all applicable laws, regulations and agency requirements. In the event that Exactus desires to change any of the foregoing, Exactus agrees to immediately notify Ceed2Med of such change in writing, and if Ceed2Med agrees to such change, Exactus shall be responsible, at its sole expense, for ensuring that all Flower manufactured following such change strictly conform to the change in Specifications, Materials or the manufacturing process.

3.2 Inspection. All Flower shall be received subject to Ceed2Med’s right of inspection and rejection within 7 calendar days of receipt of the Flower. Defective Flower or Flower not in strict conformance with a Purchase Order or Exactus’s specifications, will be returned, at Exactus’s expense. Ceed2Med may, by written notice to Exactus, and without limiting any other remedies available to Ceed2Med under applicable law, demand replacement or correction of rejected Flower. If Exactus does not receive such written instructions within 45 days of Ceed2Med’s request therefore, Ceed2Med may, without liability or any financial obligation to Exactus, sell, transfer or otherwise legally dispose of the Flower, in any way that Ceed2Med deems appropriate. Payment for Flower on a Purchase Order prior to inspection shall not constitute acceptance thereof or a waiver of a breach of warranty and is without prejudice to any claim(s) of Ceed2Med. Exactus shall inspect all Flower prior to shipment to ensure conformance with all Specifications and requirements of a Purchase Order.

3.3 Performance & Savings Reviews. The parties shall conduct regular meetings in person at a mutually convenient location or via video conferencing means to discuss and review the following: (i) delivery, service and quality performance evaluation; (ii) continuous improvement goals and objectives; (iii) market conditions and forecasts; (iv) future budgeting; and (v) business growth opportunities.

3.4 Records. Exactus shall provide Ceed2Med with complete and accurate copies of any quality control documents maintained by Exactus for the Materials, upon Ceed2Med’s written request. This will include full product documentation including legal farming origin, ODA compliance tests, full panel COAs proving potency and no presence of chemicals, pesticides, heavy metals, bacteria, mold or toxins.

3.5 Exactus Audit Right. Ceed2Med is to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating payments to be made pursuant to Exactus. Such books of account shall be kept at or accessible from Ceed2Med’s principal place of business. Exactus shall have the right, at its own expense, to perform an audit of such books and records of Ceed2Med, but solely for the purpose of verifying the sales calculations described above. The auditable information attributable to any particular period may only be audited once for such period.

3.6 Ceed2Med Audit Right. Exactus will maintain and retain accurate records of production, shipment, testing, recalls, quarantines, regulatory holds, rejections, and quality records for Flower as well as other records required to be kept under applicable local, state and federal law or as may be requested by Ceed2Med (collectively, “Records”); provided, that, in no event will the retention period for any such Records be less than four (4) years. Exactus will permit Ceed2Med’s employees or representatives to have reasonable access to the Records for audit purposes. Such examination will be conducted during Exactus’s normal business hours (unless Product safety is at issue, in which case, such examination may be conducted at any time) and in such a manner as to reasonably minimize disruption to Exactus’s business. Exactus will cooperate in good faith with Ceed2Med during any audit or inspection. In addition to any on-site evaluation, Exactus will make copies of all Records available to Ceed2Med no later than 10 days after Ceed2Med’s request for the same.

3.7 Conduct of Audit. Upon reasonable notice, such audit shall be conducted during regular business hours in such a manner as to not unnecessarily interfere with normal business activities. Such audit shall not be performed more frequently than once per calendar year.

4. Force Majeure.

4.1 For the purposes of this Agreement, Force Majeure Event means any event arising after this Agreement has been executed that is unpredictable, beyond the Parties’ reasonable control and that objectively prevents one or both of the Parties from performing their respective obligations, including, but not limited to, war, insurrection, civil disturbance, interruption of transportation or communication services, major change to agricultural law or policy in the United States or in any State in which Flower is grown or through which Flower is transported to the Delivery Location, blockade, embargo, strike or other labor conflict, riot, epidemic, earthquake, storm, drought, fire, flood, or other exceptionally adverse weather conditions, explosion, lightning, or act of terrorism.

4.2 As soon as reasonably practicable after occurrence of a Force Majeure Event, a Party that is prevented, hindered, or delayed in or from performing any of its respective obligations under this Agreement by a Force Majeure Event (the “Affected Party”) shall notify the other Party in writing of such Force Majeure Event, the date on which such Force Majeure Event began, its likely or potential duration, and the effect of the Force Majeure Event on the ability of the Affected Party to perform any of its obligations under this Agreement. The Affected Party shall also at such time provide the other Party with documentation or any other available corroboration of such Force Majeure Event.

4.3 The Affected Party shall use all reasonable effort to mitigate the effect of the Force Majeure Event on the performance of its obligations under this Agreement. Provided that the Affected Party has complied with the provisions of this Section 3.3., the Affected Party shall not be in breach of this Agreement or otherwise liable for any failure or delay in the performance of such obligations. Such obligations shall be suspended during continuance of such Force Majeure Event, and no damages or penalties for delay in performance shall be due.

4.4 If an obligation is suspended by reason of Force Majeure for more than thirty (30) calendar days from the date that the Affected Party gives notice of such Force Majeure Event, the other Party may in its discretion terminate this Agreement and the Parties shall enter into good faith negotiations in an attempt to enter into a new agreement for the purchase and sale of Hemp.

5. Representations and Warranties.

Each Party hereby represents and warrants to the other Party that at the date of signing this Agreement the following representations and warranties are true and correct in all material respects:

5.1 Organization; Status; Formation and Organization Documents. Such Party is duly formed and organized and validly subsisting under the laws of its respective jurisdiction of incorporation and is qualified to do business in the Province of Ontario and has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

5.2 No Conflicts. The execution and delivery of this Agreement, the performance by the Party of its obligations hereunder and the consummation of the transactions contemplated by this Agreement do not and will not conflict with, or result (with or without notice or the lapse of time) in a breach or violation of, or constitute a default under, any of the terms or provisions of indenture, mortgage, charter instrument, bylaw or other agreement or instrument to which it is a party or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required.

5.3 Enforceability. This Agreement has been duly executed and delivered by such Party and is a valid and binding obligation of such Party enforceable against it, in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors’ rights and subject to the qualification that specific performance and injunction, being equitable remedies, may only be granted in the discretion of a court of competent jurisdiction.

5.4 Ceed2Med Covenants:

5.4.1 Ceed2Med represents that it has obtained all necessary licenses necessary to perform its obligations as required hereunder.

5.4.2 Ceed2Med agrees to enter into a Sublease on Exactus’s premises to operate Ceed2Med’s distribution operating on terms and conditions to be set forth in a Sublease agreement.

5.4.3 Ceed2Med agrees to perform all tasks as set forth below to the full satisfaction of Exactus, as determined by Exactus in its sole discretion:

5.4.3.1 Fully trim, grade, and sort Flower and byproducts of trimming process;

5.4.3.2 Test and document batched to full compliance;

5.4.3.3 Carry any and all legal responsibilities of the logistics, processing, sales and claims associated with the products;

5.4.3.4 Fraction and package the Flower and byproducts in sealed containers;

5.4.3.5 Store all Flower and byproducts in a controlled environment;

5.4.3.6 Provide full visibility of inventories and sales records;

5.4.3.7 Advertise, market and sell Flower and byproducts;

5.4.3.8 Compensate sales and marketing efforts; and

5.4.3.9 Carry all costs of shipping and fulfillment to its customers.

5.5 Exactus’s Representations and Warranties. Exactus represents and warrants to Ceed2Med as follows:

5.5.1 Exactus shall deliver to Ceed2Med good and merchantable title to the Flower.

5.5.2 Exactus represents that it has obtained all necessary licenses necessary to make the deliveries required hereunder. It is Exactus’s sole responsibility to obtain all necessary permits required to effectuate the terms and conditions of this Agreement.

5.5.3 The representations, warranties and indemnities contained herein will survive the termination of this Agreement.

6. Term; Termination.

The term of the contract is for one (1) year (the “Initial Term”). Without prejudice to the above, this Agreement can at any time be terminated (i) by either party in case of a material breach of this Agreement, upon written notice by the non-defaulting party to the breaching party providing specific description of any such breach and then providing the breaching party with a 30 period to cure; (ii) upon mutual agreement of the parties; (iii) automatically at the end of the Term, unless renewed by each party.

7. Confidential Information. The terms of this Agreement and any information or items marked confidential or identified as confidential by written notice to the receiving Party under or relating to this Agreement, including but not limited to information concerning the information related to either party such the business, formulas, pricing, financial information, research data, sales and marketing information, customer lists, Exactus lists, Ceed2Med’s Specifications, the Purchase Orders, the Forecast, the reports and any financial or manufacturing and technical information provided by the Exactus to the Ceed2Med shall be treated as confidential information (“Confidential Information”). The receiving Party hereby undertakes (i) to hold and keep in confidence any and all such Confidential Information and not to disclose the Confidential Information or any part thereof to any third party except to only such of their directors, officers, employees and advisers (collectively, “Representatives” and each a “Representative”) whose duties require them to possess or consider the Confidential Information and strictly on a “need to know” basis; and who shall prior to such disclosure agree to keep such information confidential and be bound by this Agreement; (ii) to use the same degree of precaution as it would use to protect its own confidential information of like importance but in no event less than reasonable care; (iii) not to use the Confidential Information, in whole or in part, for any purpose other than to complete the obligations under this Agreement; and (iv) not to use the Confidential Information in a manner directly or indirectly causing damages to the other party or use the Confidential Information to gain commercial benefit to itself. Provided, however, that Confidential Information shall not include information that (i) is already in, or subsequently comes into, the public domain other than through a violation of this Agreement, (ii) is received by the non-disclosing Party on a non-confidential basis from a source which is not prohibited from disclosing such information pursuant to any legal, contractual or fiduciary obligation to the disclosing Party, (iii) was already known by the receiving Party, as established by written documentation only, at the time of receipt from the disclosing Party, or (iv) is independently developed or (v) ordered to be disclosed by a competent court or a regulatory or public body. In such event, the receiving Party shall, where permitted under the relevant jurisdiction, immediately inform the disclosing Party so that the disclosing Party is given the opportunity to object to such disclosure in due time. Should any such objection by the disclosing Party be unsuccessful or should the disclosing Party decide not to object to any such disclosure, the receiving Party or its Representative so obligated or requested to disclose the Confidential Information may disclose only such Confidential Information to the extent required by the relevant court order or governmental or regulatory authority. Upon the expiration or early termination of this Agreement, each party shall return or destroy, and certify to such destruction of, all confidential information of the other Party. The covenants contained in this Section shall survive the termination of this Agreement regardless of the cause of the termination.

EXCLUSION OF CERTAIN DAMAGES. EXCEPT FOR ANY BREACH OF SECTION 7 (CONFIDENTIALITY) OR ANY OBLIGATIONS ARISING UNDER SECTION 8 (INDEMNITY), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER ENTITY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY, AND REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY

8. Indemnification.

8.1 Ceed2Med agrees to indemnify, defend, and hold harmless Exactus, Exactus’s affiliates, and their respective owners, directors, officers, employees, agents, successors, and assignees (the “Company Indemnified Parties”) against any and all losses, liabilities, damages, costs and expenses, including reasonable legal fees and disbursements, and to reimburse any one or more of the Company Indemnified Parties for, all third-party claims and any other obligations and Damages, as defined below, directly or indirectly arising out of: (1) the activities of Ceed2Med or any of Ceed2Med’s owners, agents, personnel or employees including any breach or alleged breach by Ceed2Med, its affiliates or its (“Ceed2Med Indemnitors”) respective officers, directors, employees, or representatives of any representation, warranty and/or covenant of Ceed2Med Indemnitors under this Agreement; (2) the business Ceed2Med conducts under this Agreement including any activities arising from the Farm Related Services performed by Ceed2Med or Ceed2Med Indemnitors; (3) any action taken by Ceed2Med or any of Ceed2Med’s owners, agents, personnel or employees that: (i) violates any Applicable Law or fails to comply with good production practices and good manufacturing practices as may be described in Applicable Laws; or (ii) violates a Exactus rule, policy or procedure; (4) products Ceed2Med distributes in addition to the Flower, byproducts or residual materials purchased from Exactus; or (5) any negligence or willful misconduct by Ceed2Med, or the Ceed2Med Indemnitors. For purposes of this provision, Applicable Law shall mean i) any domestic or applicable foreign statute, law (including the common and civil law and equity), constitution, code, ordinance, rule, regulation, restriction, regulatory policy or guideline having the force of law, by-law (zoning or otherwise) or order, (ii) any consent, exemption, approval or licence of any Governmental Authority, and (iii) any policy, practice, guidance document or guideline of, or contract with, any Governmental Authority. “Governmental Authority” means (i) any court, judicial body, tribunal or arbitral body, (ii) any domestic or foreign government whether multinational, national, federal, provincial, territorial, state, municipal or local and any governmental agency, governmental authority, governmental tribunal or governmental commission of any kind whatever, including USDA, DEA, tribal, any state or local government, (iii) any subdivision or authority of any of the foregoing, (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above, (v) any supranational or regional body such as the World Trade Organization, and (vi) any stock exchange.

8.2 For purposes of this indemnification, “claims” and Damages above include all obligations, damages (actual, consequential, or otherwise), and costs that any Indemnified Party reasonably incurs in defending any claim against it, including, without limitation, reasonable accountants’, arbitrators’, attorneys’, and expert witness fees, costs of investigation and proof of facts, court costs, travel and living expenses, and other expenses of litigation, arbitration, or alternative dispute resolution, whether or not litigation, arbitration, or alternative dispute resolution is commenced. Each Indemnified Party may defend any claim against it at indemnitee’s expense and agree to settlements or take any other reasonable remedial, corrective, or other actions. This indemnity continues in full force and effect after and notwithstanding this Agreement’s expiration or termination.

9. Purchase Option. During the Term of this Agreement, Exactus shall have the option to purchase the distribution operations of Ceed2Med, including but not limited to its Warehouse operations, trimming, packaging, manufacturing and any and all ancillary operations related thereto (the “Distribution Assets”) at a purchase price equal to the fair market value of the Distribution Assets as determined by an independent appraiser mutually selected by the Ceed2Med and Exactus and based upon a valuation as of the date coincident to Exactus’s written notice to Ceed2Med of its desire to exercise the purchase option hereunder.

10. Insurance. Each Party will (i) at all times during the Term and continuing for a period of two (2) years after the date of any expiration or termination of this Agreement, maintain in full force and effect, for the benefit of itself and the other Party, commercial general liability insurance which is sufficient to adequately protect against the risks associated with its ongoing business, including the risks which might possibly arise in connection with the transactions contemplated by this Agreement and in any event, will maintain product liability insurance in an amount not less than $5,000,000 dollars for each occurrence and in the aggregate (it being understood that either Party may self-insure a portion of such coverage as may be commercially reasonable and furnishes adequate protection as described above), and (ii) use its commercially reasonable efforts to cause its insurer of such policy to provide that policy cannot be terminated or canceled without giving the other Party thirty (30) days prior written notice. During the Term, each Party’s insurance policy will name the other Party as an additional insured. Upon request by the other Party from time to time but not more often than once annually, each Party shall furnish the other with a certificate of insurance evidencing that such insurance coverage is in force.

11. Miscellaneous.

11.1 Assignment and Relationship of the Parties. The Parties may not assign or subcontract this Agreement to a third party unless both parties have agreed to such assignment or subcontracting in a writing signed by an authorized representative. Ceed2Med may not subcontract any of its obligations under this Agreement without Exactus’s prior written approval. The parties are acting in performance of this Agreement as independent contractors. Neither Party shall have the power or authority to bind or obligate the other Party.

11.2 Entire Agreement; Severability. This Agreement and the Exhibits attached hereto and made a part hereof constitute the entire understanding of the Parties with respect to the subject matter hereof, superseding any and all previous understandings, contracts and agreements, written and oral This Agreement may only be waived, modified, or amended in a writing signed by the Parties. The terms of this Agreement shall prevail over the terms of any other documents or agreement between the parties, including without limitation, any pre-printed terms in Exactus’s invoices or the Purchase Orders or other product documentation. If any portion of this Agreement is held to be unenforceable, the unenforceable portion must be construed as nearly as possible to reflect the original intent of the Parties, the remaining portions remain in full force and effect, and the unenforceable portion remains enforceable in all other contexts and jurisdictions.

11.3 Notices. Unless otherwise specified herein, all notices under this Agreement shall be in writing, and shall be effective when sent by fax, electronic mail or Certified Mail, postage prepaid via a reputable courier company, to the Parties’ address as first written above. Each Party may change its address which will be notified in writing to the other Party.

11.4 No Waiver. Any waiver by either Party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of that or any other provision of this Agreement. Any waiver must be in writing. Failure by either Party to insist upon strict adherence to any provision of this Agreement on one or more occasions will not deprive such Party of the right to insist upon strict adherence to that or any other provision of this Agreement. No remedy herein provided shall be deemed exclusive of any other remedy allowed by law or in equity.

11.5 Applicable Law. For purposes of this Agreement, means all local, state, provincial and national regulations, rules, restrictions, laws, by-laws, codes, norms, regulatory policies, guidelines, orders, permits, and certification requirements and standards that apply or may apply to the Parties for their respective activities contemplated under this Agreement, which may include, but is not limited to, the United States Agricultural Improvement Act of 2018 and the Cannabis Act (Canada).

12. Intellectual Property. Solely for the duration of the Term of this Agreement, Exactus hereby grants a non-exclusive, non-sublicensable, non-transferable perpetual, no royalty license to use any and all trademarks, logos or other intellectual property in connection with Exactus’s Flower.

13. Exactus’s IP. All intellectual property rights arising from or in relation to the Flower, its manufacture or production, and any other property furnished to Ceed2Med by Exactus, shall be (i) the property of the Exactus, and (ii) can only be used within the scope of the license provided by Exactus to Ceed2Med under the terms of this Agreement.

14. Governing Law and Venue. This Agreement, the entire relationship between Ceed2Med and Exactus, and any litigation or other legal proceeding between the parties shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to its choice of law rules. Any lawsuits or other proceedings arising out of this Agreement shall be brought in the state or federal courts located in Palm Beach County, Florida.

15. Modification. Except as otherwise provided in this document, this Agreement may be modified, superseded, or voided only upon the written and signed agreement of the parties. Further, the physical destruction or loss of this document shall not be construed as a modification or termination of this Agreement.

16. Rules of Construction. The parties acknowledge that each party has read and negotiated the language used in this Agreement. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting this Agreement. Headings. The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original but all of which when taken together shall constitute but one Agreement. This Agreement shall become effective when it has been executed by both of the Parties. Delivery of an executed signature page of this Agreement by facsimile transmission or by electronic messaging system shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized officers on the Effective Date.

EXACTUS:
EXACTUS, INC.

By:	/s/ Emiliano Aloi
Emiliano Aloi, CEO

CEED2MED:
Ceed2Med, LLC

By:	/s/ Vladislav Yampolsky
Vladislav Yampolsky, Manager

EXHIBIT 1

Flower Pricing

Flower pricing:

Ceed2Med will purchase the Flower at a price of $100 per lb PLUS 50% of the gross sales price invoiced by Ceed2Med in connection with its resale of Flower to the extent such gross sales price is in excess of $150 per lb.

Pricing on Residual Materials (stock, stem, shake, and/or trim):

Ceed2Med will purchase the Residual Material at a price equal to 50% of the gross sales price received by Ceed2Med in connection with its resale of Residual Material.